Tel 713.758.2222  Fax 713.758.2345

March 11, 2011

Energy XXI Gulf Coast, Inc.
1021 Main, Suite 2626
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company, Energy XXI (Bermuda) Limited, an exempt company formed under the laws of Bermuda (“Energy XXI”), Energy XXI GOM, LLC, a Delaware limited liability company (“Energy XXI GOM”), Energy XXI Texas Onshore, LLC, a Delaware limited liability company (“Energy XXI Texas Onshore”), Energy XXI Onshore, LLC, a Delaware limited liability company (“Energy XXI Onshore”), and Energy XXI Pipeline, LLC, a Delawere limited liability company (“Energy XXI Pipeline” and, together with Energy XXI GOM, Energy XXI Texas Onshore and Energy XXI Onshore, the “Delaware Guarantors”), on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the issuance by the Company of up to $750,000,000 aggregate principal amount of its 9.25% Senior Notes due 2017 (the “Registered Notes”) pursuant to the Registration Statement in exchange for up to $750,000,000 aggregate principal amount of its outstanding 9.25% Senior Notes due 2017 (the “Unregistered Notes”) and (ii) the Delaware Guarantors’ guarantees of the payment of the Registered Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The Unregistered Notes were issued, and the Registered Notes will be issued, under an Indenture, dated as of December 17, 2010 (the “Indenture”), among the Company, Energy XXI, the Delaware Guarantors and Wells Fargo Bank, National Association, as trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Registered Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

March 11, 2011 Page 2

Based on the foregoing, we are of the opinion that when the Registered Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated by the Registration Statement, (i) such Registered Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantee of each Delaware Guarantor will remain the valid and binding obligation of such Delaware Guarantor, enforceable against such Delaware Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent convergence or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware on the date herof, the laws of the State of New York, and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ /Vinson & Elkins L.L.P.